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                                                                    EXHIBIT 3.01


                       DECLARATION AND AGREEMENT OF TRUST
                                       OF
                         CAMPBELL ASSET ALLOCATION TRUST


        THIS Declaration and Agreement of Trust of Campbell Asset Allocation Trust, dated as of May 1, 2000 (this "Agreement"), is entered into by and between Campbell & Company, Inc., a Maryland corporation, as managing owner (the "Managing Owner"), and First Union Trust Company, National Association, a national banking association, as trustee (the "Trustee"). The Managing Owner and the Trustee hereby agree as follows:

        1. Name. The name of the trust formed hereby is Campbell Asset Allocation Trust (the "Trust").

        2. Creation of Trust. The Trustee hereby acknowledges that the Trust has received the sum of $2,000 in an account in the name of the Trust from the Managing Owner as a grantor of the Trust, which shall constitute the initial trust estate. The Trustee hereby declares that the trust estate will be held in trust for the Managing Owner. It is the intention of the parties hereto that the Trust created hereby constitutes a business trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. Section 3801, et seq., as amended from time to time (the "Act"), and that this document constitutes the governing instrument of the Trust. The Trustee is hereby authorized and directed to file a certificate of trust with the Delaware Secretary of State.

        3. Powers of the Managing Owners and the Trustee. The duty and authority of the Trustee to manage the business and affairs of the Trust is hereby delegated to the Managing Owner. The Trustee shall have only the rights, obligations and liabilities specifically provided for herein and in the Act and shall have no implied rights, obligations and liabilities with respect to the business or affairs of the Trust. The Trustee shall not have any duty or obligation hereunder or with respect to the activities of the Trust or the trust estate, except as otherwise required by applicable law.

        4. Power to Resign. The Trustee may resign at any time by 60 days' notice in writing delivered to the Trust.

        5. Indemnification. The Managing Owner shall indemnify and hold harmless the Trustee, its affiliates and all officers, directors, stockholders, employees, representatives and agents of the Trustee (each, a "Covered Person"), from and against any loss, damage or claim imposed on, incurred by or asserted at any time against such Covered Person in any way relating to or arising out of this Agreement, the administration of the trust estate or the action or inaction of such Covered Person hereunder, except that no such Covered Person shall be entitled to indemnification for losses, damages, or claims arising or resulting from its own bad faith, willful misconduct, gross negligence or reckless disregard of its duties and obligations hereunder.

        6. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all which shall constitute one in the same instrument.


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        7.      Governing Law. This Agreement shall be governed by, and
interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws.

        IN WITNESS WHEREOF, the parties hereto have executed this Declaration and Agreement of Trust as of the date and year first above written.



                                          CAMPBELL & COMPANY, INC.,
                                          as Managing Owner


                                          By:  /s/ THERESA D. BECKS
                                               -------------------------------
                                               Name:  Theresa D. Becks
                                               Title: Chief Financial Officer


                                          FIRST UNION TRUST COMPANY,
                                          NATIONAL ASSOCIATION
                                          as Trustee



                                          By:  /s/ STERLING C. CORREIA
                                               -------------------------------
                                               Name:  Sterling C. Correia
                                               Title: Vice President

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